Exhibit 23.5

Consent of Independent Auditors

We consent to the use of our report dated January 16, 2014, with respect to the statement of assets acquired of the VIMOVO Product Line of AstraZeneca LP as of December 31, 2012, and the related statement of net revenues and direct expenses for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 18, 2014